SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)


Rocky Mountain Chocolate Factory, Inc.

(Name of Issuer)


Common Stock
(Title of Class of Securities)


774678403
(CUSIP Number)




Check the following box if a fee                             /__ /
    is being paid with this statement


(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                  (Continued on following pages)
Page 1 of 7 Pages

----------------------------              -------------------------
Cusip No. 774678403                13G     Page 2 of  7 Pages
----------------------------              -------------------------
-------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    OppenheimerFunds, Inc.

   I.R.S. NO. 13-2527171
-------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                    A /   /

                    B / X /
-------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Colorado
-------------------------------------------------------------------
NUMBER OF           5.  SOLE VOTING POWER
SHARES                  0
BENEFICIALLY        -----------------------------------------------
OWNED BY            6.  SHARED VOTING POWER
EACH                    0
REPORTING           -----------------------------------------------
PERSON WITH         7.  SOLE DISPOSITIVE POWER
                        0
                    -----------------------------------------------
                    8.  SHARED DISPOSITIVE POWER
                        350,000
-------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    350,000
-------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *
-------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    11.8%
-------------------------------------------------------------------
12. TYPE OF REPORTING PERSON
    IA
-------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------              -------------------------
Cusip No. 774678403                     13G     Page 3 of 7 Pages
----------------------------              -------------------------
-------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Oppenheimer Discovery Fund

   I.R.S. NO. 22-2725700
-------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                    A /   /

                    B / X /
-------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Massachusetts
-------------------------------------------------------------------
NUMBER OF           5.  SOLE VOTING POWER
SHARES                  200,000
BENEFICIALLY        -----------------------------------------------
OWNED BY            6.  SHARED VOTING POWER
EACH                    0
REPORTING           -----------------------------------------------
PERSON WITH         7.  SOLE DISPOSITIVE POWER
                        0
                    -----------------------------------------------
                    8.  SHARED DISPOSITIVE POWER
                        200,000
-------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    200,000
-------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *
-------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    6.8%
-------------------------------------------------------------------
12. TYPE OF REPORTING PERSON
    IV
-------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G
Under the Securities Exchange Act of 1934

Check the following box if a fee
         is being paid with this statement  / /


Item 1(a)                 Name of Issuer:

                          Rocky Mountain Chocolate Factory, Inc.

Item 1(b)                 Address of Issuer's Principal Executive
Offices:

                          265 Turner Drive
                          Box 2408
                          Durango, CO 81301

Item 2(a)                 Name of Person Filing:

                          OppenheimerFunds, Inc.

Item 2(b)                 Address of Principal Business Office:

                          Two World Trade Center, Suite 3400, New
York, New York 10048-0203

Item 2(c)                 Citizenship:

                          Inapplicable

Item 2(d)                 Title of Class of Securities:

                          Common Stock

Item 2(e)                 CUSIP Number:

                          774678403

Item 3(e)                  X    Investment Adviser registered under
Section 203 of the Investment
                                Advisers Act of 1940

Item 4(a)                 Amount Beneficially Owned:  350,000
shares

Item 4(b)                 Percent of Class:  11.8%

Item 4(c)(i)              Sole Power to vote or to direct the vote
-  0

Item 4(c)(ii)             Shared power to vote or to direct the
vote - 0

Item 4(c)(iii)            Sole power to dispose or to direct the
disposition of - 0

Item 4(c)(iv) Shared power to dispose or to direct the disposition of - 350,000 shares

Item 5                    Ownership to Five Percent or Less of a
Class:

                          If this statement is being filed to
report the fact that as of the date hereof, the
                          reporting person has ceased to be the
beneficial owner of more than 5% of the
                          class of securities, check the following:


Item 6                    Ownership of More than Five Percent on
Behalf of Another Person:

                          See Exhibit A hereto.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security
                          Being Reported on By the Parent Holding
Company:

                          Inapplicable

Item 8                    Identification and Classification of
Members of the Group:

                          Inapplicable

Item 9                    Notice of Dissolution of Group:

                          Inapplicable

Item 10                   Certification:

                          By signing below, I certify that, to the
best of my knowledge and belief, the
                          securities referred to above were
acquired in the ordinary course of business and
                          were not acquired for the purpose of and
do not have the effect of changing or
                          influencing the control of the issuer of
such securities and were not acquired in
                          connection with or as a participant in
any transaction having such purpose or
                          effect.

SIGNATURE                 After reasonable inquiry and to the best
of my knowledge and belief, I certify
                          that the information set forth in this
statement is true, complete and correct.

Date:                     February 9, 1996


Signature:                /s/ Merryl Hoffman
                          _ _ _ _ _ _ _ _ _ _ _
Name/Title:               Merryl Hoffman, Vice President

EXHIBIT A

     The Board of Directors or Trustees of the registered investment companies managed by
OppenheimerFunds, Inc. ("OFI") and owning shares of the issuer can direct the disposition of dividends received by such funds and can dispose of such securities. Additionally, OFI shares the power to dispose of such securities with the Board of Directors or Trustees of such funds; however, the Board of Directors or Trustees of such fund has delegated these responsibilities to OFI as the fund's investment advisor under its investment advisory agreement. OFI has an interest relating to five (5%) percent or more of such securities as disclosed on Page 2 hereof, by virtue of the interest of five percent (5%) or more of such securities by Oppenheimer Discovery Fund, as disclosed on page 3 hereof. OFI disclaims ownership of such securities, except as expressly stated herein.

EXHIBIT B

     The undersigned investment company hereby acknowledges and agrees that a report on Schedule 13G being filed by OppenheimerFunds, Inc. on or about the date hereof, relating to the Common Stock of Rocky
Mountain Chocolate Factory, Inc., is filed on behalf of the undersigned.



Dated:  February 9, 1996

                                    OPPENHEIMER DISCOVERY FUND



                                  By: /s/ Robert G. Zack

___________________________________
                                               Robert G. Zack
                                               Assistant Secretary




























SEC/Rocky3.13G